Exhibit 99.1

Contact: Brian K. Miller
Executive Vice President & CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES REPORTS EARNINGS FOR
SECOND QUARTER 2009
Quarterly Revenues and Gross Margin Reach New Highs
Dallas, July 29, 2009 — Tyler Technologies, Inc. (NYSE: TYL) today reported the following financial results for the quarter ended June 30, 2009:
•	Total revenues were $72.2 million, up 6.8 percent compared to $67.6 million in the same period last year. Software-related revenues (software licenses, subscriptions, software services, and maintenance) grew in the aggregate 6.9 percent for the quarter.

•	On June 27, 2008, Tyler settled outstanding litigation related to stock purchase warrants owned by Bank of America, N. A. and in the second quarter of 2008, Tyler recorded a non-cash legal settlement related to warrants charge of $9.0 million, which was not tax deductible. The results of this settlement are reflected in operating income, net income and net income per diluted share for the second quarter of 2008 and the six months ending June 30, 2008.

•	Operating income was $11.4 million, an increase of 5.3 percent, compared with operating income of $10.8 million in the same quarter of 2008 before the impact of the non-cash legal settlement related to warrants. Including the impact of the settlement, operating income for the 2008 quarter was $1.8 million.

•	The effective income tax rate was 39.4 percent compared to 39.6 percent in the second quarter of 2008 before the impact of the non-cash legal settlement related to warrants. Including the impact of the settlement, the tax rate for the 2008 second quarter was 87.9 percent.

•	Net income was $6.9 million, or $0.19 per diluted share, compared to the prior year’s second quarter of $6.7 million, or $0.17 per diluted share before the impact of the non-cash legal settlement related to warrants. Including the impact of the settlement, net income for the quarter ending June 30, 2008 was $246,000, or $0.01 per diluted share.
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Tyler Technologies Reports Record Earnings for
Second Quarter 2009
July 29, 2009

•	Free cash flow was negative $6.1 million (cash used by operating activities of $3.9 million minus capital expenditures of $2.2 million). For the second quarter of 2008, free cash flow was negative $3.8 million (cash provided by operating activities of $171,000 minus capital expenditures of $4.0 million). For the six months ended June 30, 2009, free cash flow was $3.8 million (cash provided by operating activities of $8.3 million minus capital expenditures of $4.5 million). For the six months ended June 30, 2008, free cash flow was $13.0 million (cash provided by operating activities of $17.9 million minus capital expenditures of $4.9 million). Capital expenditures for the six-month periods ending June 30, 2009 and 2008 included $3.3 million and $2.2 million, respectively, related to acquisitions of real estate for the company’s current and future office requirements. Excluding the real estate acquisitions, free cash flow for the six months ended June 30, 2009 was $7.1 million compared to $15.2 million for the same period in 2008.

•	EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $13.8 million. EBITDA, before the impact of the non-cash legal settlement related to warrants, for the second quarter of 2008 totaled $13.8 million, and including the impact of the settlement, EBITDA for the quarter was $4.8 million.

•	Gross margin increased 120 basis points to 44.3 percent, compared to 43.1 percent in the quarter ended June 30, 2008. Sequentially, gross margin for the second quarter improved from 43.5 percent in the first quarter of 2009.

•	Selling, general and administrative expenses were $17.1 million (23.7 percent of revenues), compared to $15.4 million (22.8 percent of revenues) in the same quarter last year. Sequentially, SG&A expenses as a percentage of revenue decreased from 25.0 percent for the first quarter of 2009.

•	Share-based compensation expense for the second quarter, related to share-based awards under SFAS No. 123R, totaled $1.2 million, of which $134,000 was included in cost of revenues and $1.1 million was included in selling, general and administrative expenses. For the second quarter of 2008, share-based compensation expense was $905,000, of which $81,000 was included in cost of revenues and $824,000 was included in selling, general and administrative expenses.

•	Total backlog was $235.3 million at June 30, 2009, compared to $234.2 million at March 31, 2009 and $246.9 million at June 30, 2008. Software-related backlog (excluding appraisal services) was $209.4 million compared to $224.0 million at June 30, 2008.

•	Tyler ended the second quarter of 2009 with $12.2 million in cash and investments and $8.2 million of availability under its $25 million revolving line of credit. During the quarter, the Company used $1.7 million in cash for acquisitions.
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Tyler Technologies Reports Record Earnings for
Second Quarter 2009
July 29, 2009

Revenues for the six months ended June 30, 2009 were $141.7 million compared to $126.9 million for the same period in 2008. Operating income for the first half of 2009 increased 37.9 percent to $21.4 million versus operating income for the first half of 2008, before the impact of the non-cash legal settlement related to warrants, of $15.5 million. Including the impact of the settlement, operating income for the first six months of 2008 was $6.5 million. Net income for the six months ended June 30, 2009 improved 31.2 percent to $12.9 million, or $0.35 per diluted share compared to net income of $9.8 million, or $0.25 per share before the impact of the non-cash legal settlement related to warrants, for the comparable period of 2008. Including the impact of the settlement, net income for the six months was $3.4 million, or $0.09 per diluted share.
“We are very pleased with Tyler’s financial performance in the second quarter, posting our highest quarterly revenues and gross margin ever, despite a difficult economic environment,” said John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “Facing a somewhat weaker market, the entire Tyler team executed extremely well to achieve record results. Total revenues exceeded $70 million for the first time, driven by strong growth in our recurring revenues, including nearly 17 percent growth in maintenance revenues and a 12 percent increase in subscription-based revenues. This was not a particularly robust quarter with respect to software license revenues recognized, while last year’s second quarter was extremely strong, in part due to a large license sale to an existing customer. We improved our gross margin 120 basis points and grew earnings per share 12 percent, even as we invested more than ever in our products and organization to strengthen our competitive position and support future growth. In fact, we increased our research and development spending by 26 percent compared to the second quarter of 2008.
“Free cash flow for the second quarter was $2.3 million lower than the same period last year, mainly due to short-term changes in working capital,” continued Mr. Marr. “As is the case each year, during the second quarter we process our highest volume of annual maintenance renewals and as a result, our third quarter free cash flow is expected to be substantially higher than the second quarter. We entered the third quarter with cash and investments of approximately $12 million in addition to an available line of credit of $8 million,” added Mr. Marr.
“Our markets remain active, with request for proposal activity at a similar level to last year and total new business pipelines at levels that are historically high, but we continue to see longer sales cycles in some situations. Although we expect to see some weakness from time to time in this environment, we continue to believe that overall, there is a healthy amount of opportunity in the market. Tracking active deals very closely, we believe that some of these processes are nearing completion with favorable outcomes for Tyler. Based on this, and considering our results in the first half of the year, we remain comfortable with our original earnings outlook and have raised the lower end of our earnings guidance range. While we have slightly reduced our revenue and free cash flow expectations, we continue to expect that Tyler will see reasonable total revenue growth, as well as a year-over-year increase in license revenues that is generally in line with our total top-line growth,” Mr. Marr concluded.
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Tyler Technologies Reports Record Earnings for
Second Quarter 2009
July 29, 2009

Annual Guidance for 2009
Total revenues for 2009 are currently expected to be in the range of $290 million to $294 million. Tyler expects to have diluted earnings per share of approximately $0.68 to $0.72. These estimates include assumed non-cash pretax expense for the year of approximately $4.8 million, or $0.10 per share after taxes, related to stock options and the Company’s stock purchase plan. The Company currently estimates that its effective income tax rate for 2009 will be approximately 39.5 percent.
Tyler expects that free cash flow for the year 2009 will be between $26 million and $33 million (cash provided by operations of $42 million to $47 million minus capital expenditures of between $14 million and $16 million). Excluding estimated real estate capital expenditures of approximately $11 million, free cash flow for 2009 is expected to be between $37 million and $44 million.
Tyler Technologies will hold a conference call on Thursday, July 30 at 12:00 p.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 795-3647 (U.S. dialers) and (719) 325-4825 (international dialers). Please refer to confirmation code 4975371. A replay of the call will be available two hours after the completion of the call through August 6, 2009. To access the replay, please dial (888) 203-1112 (U.S. dialers) and (719) 457-0820 (international dialers) and reference passcode 4975371. The live webcast and archived replay can also be accessed on the Company’s Web site at www.tylertech.com.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 8,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of “America’s 200 Best Small Companies” for two consecutive years by Forbes Magazine. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measures of EBITDA and free cash flow as well as operating income, net income, earnings per share and EBITDA excluding the effects of a non-cash legal settlement related to warrants. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe
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Tyler Technologies Reports Record Earnings for
Second Quarter 2009
July 29, 2009

the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations. In addition, Tyler currently has no outstanding warrants or other convertible securities, and we believe the facts and circumstances underlying the legal settlement related to warrants are of a non-recurring nature. We believe excluding the effect of the non-cash legal settlement related to warrants from operating income, net income, earnings per share and EBITDA provides meaningful comparisons to prior periods and to compare our results to those of other companies.
Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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(Comparative results follow)
09-36

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$12,879	$3,372
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	4,734	5,921
Non-cash legal settlement related to warrants	—	9,045
Share-based compensation expense	2,365	1,621
Excess tax benefit from exercise of share-based arrangements	(357)	(367)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	(11,288)	(1,653)

Net cash provided by operating activities	8,333	17,939

Cash flows from investing activities:
Proceeds from sale of investments	1,675	44,515
Purchases of investments	—	(8,625)
Cost of acquisitions, net of cash acquired	(2,234)	(13,923)
Additions to property and equipment	(4,538)	(4,912)
Increase in restricted investments	(918)	(620)
Decrease in other	8	9

Net cash (used by) provided by investing activities	(6,007)	16,444

Cash flows from financing activities:
Increase in net borrowings on revolving credit facility	7,425	—
Purchase of treasury shares	(10,210)	(12,646)
Contributions from employee stock purchase plan	713	574
Proceeds from exercise of stock options	1,051	692
Excess tax benefits from exercise of share-based arrangements	357	367

Net cash used by financing activities	(664)	(11,013)

Net increase in cash and cash equivalents	1,662	23,370
Cash and cash equivalents at beginning of period	1,762	9,642

Cash and cash equivalents at end of period	$3,424	$33,012

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Software licenses	$9,912	$11,905	$20,668	$20,274
Subscriptions	4,160	3,712	8,136	6,977
Software services	21,330	19,848	40,562	36,373
Maintenance	30,224	25,900	59,362	50,749
Appraisal services	5,054	4,378	9,946	8,960
Hardware and other	1,492	1,826	3,063	3,587

Total revenues	72,172	67,569	141,737	126,920

Cost of revenues:
Software licenses	1,433	2,564	2,709	4,767
Acquired software	358	461	673	897
Software services, maintenance and subscriptions	34,174	31,123	67,261	61,567
Appraisal services	2,997	3,004	6,360	6,171
Hardware and other	1,213	1,328	2,445	2,626

Total cost of revenues	40,175	38,480	79,448	76,028

Gross profit	31,997	29,089	62,289	50,892

Selling, general and administrative expenses	17,084	15,418	34,494	30,170
Research and development expense	2,839	2,253	5,074	4,069
Amortization of customer and trade name intangibles	677	591	1,349	1,158
Non-cash legal settlement related to warrants	—	9,045	—	9,045

Operating income	11,397	1,782	21,372	6,450

Other (expense) income, net	(63)	244	(77)	646

Income before income taxes	11,334	2,026	21,295	7,096
Income tax provision	4,461	1,780	8,416	3,724

Net income	$6,873	$246	$12,879	$3,372

Earnings per common share:
Basic	$0.19	$0.01	$0.36	$0.09

Diluted	$0.19	$0.01	$0.35	$0.09

Weighted average common shares outstanding:
Basic	35,343	38,087	35,393	37,945
Diluted	36,723	39,633	36,708	39,471

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:
Reconciliation of EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$6,873	$246	$12,879	$3,372
Amortization of customer and trade name intangibles	677	591	1,349	1,158
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,725	2,394	3,385	4,763
Interest expense (income) included in other income, net	48	(233)	62	(668)
Income tax provision	4,461	1,780	8,416	3,724

EBITDA	$13,784	$4,778	$26,091	$12,349

Reconciliation of net income and EBITDA before non-cash legal settlement related to warrants

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
		Diluted		Diluted
		Earnings		Earnings
	Amount	Per Share	Amount	Per Share
Net income	$246	$0.01	$3,372	$0.09
Non-cash legal settlement related to warrants	9,045	0.23	9,045	0.23
Income tax provision	(2,603)	(0.07)	(2,603)	(0.07)

Net income before non-cash legal settlement related to warrants	6,688	$0.17	9,814	$0.25

Amortization of customer and trade name intangibles	591		1,158
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	2,394		4,763
Interest income included in other income, net	(233)		(668)
Income tax provision	4,383		6,327

EBITDA before non-cash legal settlement	$13,823		$21,394

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,
	2009	December 31,
	(Unaudited)	2008
ASSETS

Current assets:
Cash and cash equivalents	$3,424	$1,762
Restricted cash equivalents	6,000	5,082
Short-term investments available-for-sale	25	775
Accounts receivable, net	83,183	76,989
Other current assets	10,924	10,046
Deferred income taxes	2,589	2,570

Total current assets	106,145	97,224

Accounts receivable, long-term portion	311	197
Property and equipment, net	28,454	26,522
Non-current investments available-for-sale	2,800	3,779

Other assets:
Goodwill and other intangibles, net	123,829	123,812
Other	227	227

Total assets	$261,766	$251,761

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$23,089	$25,696
Short-term revolving line of credit	15,425	8,000
Deferred revenue	92,441	95,773

Total current liabilities	130,955	129,469

Deferred income taxes	8,080	8,030
Shareholders’ equity	122,731	114,262

Total liabilities and shareholders’ equity	$261,766	$251,761